UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 15, 2015 (January 9, 2015)

HYPERDYNAMICS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or other jurisdiction of incorporation or organization)

001-32490	87-0400335
(Commission File Number)	(IRS Employer Identification No.)

12012 Wickchester Lane, Suite 475
Houston, Texas 77079
(Address of principal executive offices,
including zip code)

voice: (713) 353-9400
fax: (713) 353-9421
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                            Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 9, 2015, Hyperdynamics Corporation (the “Company”) was notified by the New York Stock Exchange (the “NYSE”) that it did not satisfy the NYSE’s continued listing criteria.  The NYSE noted that a Company will be considered “below criteria” if the average closing price of its security is less than $1.00 per share over a consecutive 30 trading-day period.  As of January 8, 2015, the average price of Hyperdynamics common stock was $0.98.  Hyperdynamics will have six months following receipt of the non-compliance notice to cure the deficiency for this continued listing standard.  The HDY symbol will be assigned a “.BC” indicator to denote that it is below compliance with listing standards. Hyperdynamics will notify the NYSE within 10 business days of receipt of the non-compliance notice of its intent to cure the price deficiency and return to compliance with this continued listing standard.

In addition, the NYSE noted Hyperdynamics remains subject to NYSE continued listing standards with respect to the plan of Hyperdynamics to regain compliance with the $50 Million Standard.  The $50 Million Standard requires the Company to maintain an average market capitalization and stockholders’ equity greater than $50 million over a 30 trading-day period.  In April 2014 Hyperdynamics received notice from the NYSE of falling below the $50 Million Standard.  Hyperdynamics submitted a plan and provided periodic updates to the NYSE to regain compliance within 18 months.  The Company’s plan was accepted by the NYSE subject to continued monitoring.

The NYSE has notified Hyperdynamics it can take an accelerated listing action if meaningful improvement in valuation is not demonstrated or the Company’s common stock trades at levels viewed by the NYSE to be abnormally low over a sustained period of time.

As required by NYSE rules, the Company will issue a press release announcing that it has received the NYSE’s notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERDYNAMICS CORPORATION

Date:	January 15, 2015	By:	/s/ DAVID WESSON
		Name:	David Wesson
		Title:	Chief Financial Officer